December 31, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Nephros, Inc.’s statements included under Item 4.01 of its Form 8-K dated December 30, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that the audit committee decided to engage MFA - Moody Famiglietti & Andronico, LLP to serve as the Company’s new independent registered public accounting firm, and the statements made in the 5th paragraph under Item 4.01.

/s/ WithumSmith+Brown PC
WithumSmith+Brown PC
Morristown, New Jersey

cc:	Mr. Malcolm Persen
Audit Committee Chairman
Nephros, Inc.